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                                                                    EXHIBIT 23.5

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

February 1, 1996

Board of Directors
Washington Energy Company
815 Mercer Street
Seattle, Washington 98111-1869

Re: Registration Statement of Puget Sound Power & Light Company ("Puget") relating to the Common Stock, stated value $10.00 per share, of Puget being registered in connection with the merger pursuant to the Agreement
    (as defined below)

Gentlemen and Mesdames:

Reference is made to our opinion letter dated February 1, 1996 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of Washington Energy Company (the "Company") of the exchange ratio of 0.860 shares of Common Stock, stated value $10.00 per share, of Puget to be received for each Share pursuant to the Agreement and Plan of Merger dated as of October 18, 1995, by and among Puget, the Company, and Washington Natural Gas Company, a wholly owned subsidiary of the Company.

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The Merger -- Opinions of Financial Advisors", "The Merger -- Background of the Merger", "The
Merger -- Recommendations of the Boards of Directors" and "The
Merger -- Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.
GOLDMAN, SACHS & CO.